Exhibit 23

April 26, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 26, 2005 on our review of interim financial information of United Technologies Corporation (the “Corporation”) for the three month periods ended March 31, 2005 and 2004 and included in the Corporation’s quarterly report on Form 10-Q for the quarter ended March 31, 2005 is incorporated by reference in its Registration Statements on Form S-3
(Nos. 333-60276, 333-118810 and 333-124307), in the Registration Statement on Form S-4 (No. 333-77991) as amended by Post-Effective
Amendment No. 1 on Form S-6 (No. 333-77991-01) and in the Registration Statements on Form S-8 (Nos. 333-110020, 333-103307,
333-103306, 333-103305, 333-100724, 333-100723, 333- 100718, 333-82911, 333-77817, 333-21853, 333-21851, 333-18743,
33-58937, 33-57769, 33-26627, 33-51385, 33-26580).

Very truly yours,

/s/    PricewaterhouseCoopers LLP